Addendum to Administration, Bookkeeping and

Pricing Services Agreement Dated

April 26, 2005

Between

ALPS Mutual Funds Services, Inc.

and

Clough Global Equity Fund

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and Clough Global Equity Fund (“Fund”).

WHEREAS, ALPS and the Fund have entered into an Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”) dated April 26, 2005;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. changed its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	ALPS Fund Services, Inc. All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Clough Global Equity Fund

By:	/s/ Jeremy O. May	By:	/s/ Erin E. Douglas
Name:	Jeremy O. May	Name:	Erin E. Douglas
Title:	Managing Director	Title:	Secretary